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                                                                     EXHIBIT 3.2
                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      INTELLIGENT INFORMATION INCORPORATED
                   -----------------------------------------

                   PURSUANT TO SECTIONS 228 AND 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW

                   -----------------------------------------

      INTELLIGENT INFORMATION INCORPORATED (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies:


1. The first sentence of Article "FOURTH" of the Restated Certificate of Incorporation of the Corporation is hereby amended to increase the authorized number of shares of Common Stock and Preferred Stock of the Corporation and, as so amended, shall read in its entirety as follows:

            "FOURTH. Number of Shares. The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and 50,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock")."

      2. The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on December 22, 1999.

                                    INTELLIGENT INFORMATION
                                    INCORPORATED


                                    By: /s/ Stephen G. Maloney
                                        ----------------------------
                                        Stephen G. Maloney
                                        President and Chief Executive Officer